[SUPERIOR GRAPHIC LOGO]

FOR IMMEDIATE RELEASE

                         Superior TeleCom to Reduce Debt
                       Company Announces Chapter 11 Filing
                   $100 million Debtor in Possession Financing
                       Business to Continue Uninterrupted


EAST RUTHERFORD, N.J., March 3, 2003 -- Superior TeleCom Inc. (OTC: SRTO.OB) today announced its intention to implement a reorganization of its capital structure that will significantly reduce debt and interest cost and provide enhanced financial flexibility for the Company. To facilitate the restructuring, the Company and its U.S. subsidiaries have filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The Company also announced that it has obtained a $100 million "Debtor in Possession" (DIP) financing facility from lenders within its existing bank group in order to provide sufficient liquidity during the restructuring process.

The Company will conduct business as usual during the reorganization, including fully servicing all of its customer requirements on an uninterrupted basis, with no anticipated production or shipment disruptions. Employees will continue to receive wages and vendors will be paid for post-petition goods and services.

Steven S. Elbaum, Chairman, stated, "The Company's decision to implement a major restructuring and deleveraging of its balance sheet was made in consultation with its principal secured lenders and follows a series of credit agreement amendments obtained by the Company which have allowed the Company to improve its competitiveness and strengthen its market leadership in its key business segments. However, the sustained downturn in the telecom markets, particularly the sharply reduced demand from our traditional local telephone company customers for communications cable products in the local loop, and continued lack of a visibly strong economic recovery have caused the Company to conclude that seeking further credit agreement amendments would not be productive. With the new working capital financing in place, the Company believes this restructuring is the best and shortest process at this time for it to emerge as the continued industry market leader, with not only the best businesses but also one of the strongest balance sheets."

Superior TeleCom has developed a restructuring strategy with certain of its existing lenders under the Company's $1.15 billion senior secured credit facility that would include, among other things, the elimination and conversion into equity of a significant amount of debt. This will result in a substantial deleveraging of the Company's capital structure. The final amount of debt reduction and the Company's overall strategy will be subject to agreements with the Company's lenders and Court approval of a plan of reorganization.

The Company's shareholders and holders of the Trust Convertible Preferred Securities issued by Superior Trust I will not receive any distribution under the contemplated restructuring strategy. The Company has been and continues to be in discussions with its entire lender group and hopes to obtain the requisite approvals for a plan of reorganization. However, there can be no assurance that such approval will be obtained or that the final restructuring and reorganization plan will contain the terms described herein.

David S. Aldridge, Chief Financial Officer of Superior Telecom stated, "Chapter 11 provides the most appropriate forum for completing Superior's debt restructuring. We are fortunate that over the past eighteen months we have enacted a number of initiatives to streamline manufacturing, reduce the costs of our operations and balance production capabilities with demand cycles without compromising our ability to respond quickly to the eventual upturn in our basic markets. When we complete the financial restructuring, we will have substantially downsized debt levels and a strong equity base that, in connection with our well-managed base operations, result in a strong business model supported by a solid balance sheet."

Along with Superior's filing, the Company also filed a variety of "first-day motions" that would allow the Company to:

   o Pay claims of essential trade creditors
   o Authorize payment of pre-petition employee obligations
   o Pay shipping charges, import/export obligations, sales and uses taxes
   o Authorize the continuation of customer programs
   o Maintain its consolidated cash management system
   o Jointly administer the bankruptcy cases for procedural purposes

Superior TeleCom Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior manufactures a broad portfolio of wire and cable products with primary applications in the communications and original equipment manufacturer (OEM) markets. The Company is a leading manufacturer and supplier of communications wire and cable products to telephone companies, distributors and system integrators and magnet wire for motors, transformers, generators and electrical controls. Additional information can be found on the Company's web site at www.superioressex.com.
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Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995.

Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be different from those contemplated. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

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Contacts:


Brunswick Group
-----------------------------------------------------
Ellen Gonda / Michael Buckley 212-333-3810